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                                                                    EXHIBIT 99.6

Goldman, Sachs & Co./85 Broad Street/New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL


June 9, 2000


Board of Directors
Champion International Corporation
One Champion Plaza
Stamford, CT 06921


     Re: Amendment No. 2 to Registration Statement on Form S-4 (file No. 333-37390) of International Paper Company ("IP") relating to shares of Common Stock, par value $1.00 per share, being registered in connection with the offer to exchange all of the outstanding shares of Common Stock, par value $0.50 per share (the "Common Stock"), of Champion International Corporation (the "Company")


Ladies and Gentlemen:

     Reference is made to our opinion letter dated May 12, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock (other than IP) of the Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, by and among IP, Condor Acquisition Corporation, a direct wholly-owned subsidiary of IP, and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to refer to our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by IP or its shareholders.

     In that regard, we hereby consent to the incorporation by reference of the opinion of our Firm into the above-mentioned Registration Statement and to the reference to such opinion under the captions "Questions and Answers about the Proposed Acquisition" and "Reasons for the Offer -- Reasons for the Champion Board's Recommendation; Factors Considered." Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------
                                          (GOLDMAN, SACHS & CO.)